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                                                            Exhibit 11.1

                         CORCOM, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                     (In Thousands, except Per Share Data)

                           Thirteen Weeks Ended   Twenty-Six Weeks Ended
                             July 1,    July 2,     July 1,     July 2,
                              1995       1994        1995         1994
Net earnings per common
and common equivalent share:

Average shares outstanding     3,662      3,560       3,647       3,560

Additional shares assuming
exercise of dilutive stock
options-based on the
treasury stock method using
average market price             187        157        175          122

AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES       3,849      3,717      3,822        3,682

Net earnings                  $  741     $  377     $1,247       $  780
Net earnings per common
and common equivalent share   $  .19     $  .10     $  .33       $  .21

Net earnings per common
and common equivalent share
assuming full dilution:

Average shares outstanding     3,662      3,560      3,647        3,560

Additional shares assuming
exercise of dilutive stock
options based on the treasury
stock method using the period
end price if higher than the
average market price             189        233        189          233

FULLY-DILUTED AVERAGE NUMBER
OF COMMON AND COMMON
EQUIVALENT SHARES              3,851      3,793      3,836        3,793

Net earnings                  $  741     $  377     $1,247       $  780

Net earnings per common
and common equivalent shares  $  .19     $  .10     $  .33       $  .21
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